UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2009

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(615) 440-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02 Results of Operations and Financial Condition.

On January 22, 2009, the Company issued a press release providing an estimate of the Company's results of operations and financial condition expected for the fourth quarter and full year ended December 27, 2008.

A copy of the press release is furnished herewith as Exhibit 99.1.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company uses the last-in, first out ("LIFO") method of inventory costing. Quarterly inventory determinations under the LIFO method are based on assumptions as to projected year-end inventory levels as well as cost of sales and the rate of inflation for the year. The Company records an estimated LIFO provision each quarter and adjusts the LIFO provision to the actual calculation at year-end.

The Company developed a new LIFO projection model at the beginning of fiscal 2008 in an effort to facilitate improved forecasting of both inventory mix and price inflation. Subsequent to the end of the fiscal year, and in the process of completing the year-end accounting processes, management determined the overall inflation rate, calculated once all the final inputs were known, was substantially higher than that which had been forecasted during each interim period. Upon further analysis, a logic error was discovered in the LIFO projection model which resulted in an understatement of the inflation indices. As a result, the quarterly LIFO allocation to cost of sales for each of the previously reported quarters of fiscal 2008 was understated.

On January 16, 2009, management, with the concurrence of the Company’s Audit Committee of the Board of Directors, concluded that the Company’s previously issued unaudited financial statements for each of the first three quarters of fiscal 2008 need to be restated. Accordingly, the Company will restate its financial statements for these periods by amending relevant periodic reports on Forms 10-Q/A. A table summarizing the impact of this restatement is included as Attachment A in Exhibit 99.1.

In the Company's quarterly reports on Form 10-Q as previously filed, management reported under Item 4 "Controls and Procedures," that its disclosure controls and procedures were effective. The Company has determined that these understatements in LIFO cost for each interim period resulted from a material weakness in the Company's internal control over financial reporting related to the processes, procedures and controls surrounding the projection of the annual LIFO provision and the allocation thereof to interim periods. Management believes that the restatement matters discussed herein will require the Company to revise its conclusions in each quarterly report due to this material weakness in the area of LIFO inventory accounting procedures.

In order to remediate this material weakness and further strengthen the overall controls surrounding the LIFO accounting process, the Company has taken the following steps:

(1) revised the LIFO projection model to properly calculate estimated annual inflation rates and the projected end-of-year indices,

(2) performed additional analyses on the derivation of projected indices in each interim LIFO calcuation,

(3) expanded the review process for all input assumptions used in each interim LIFO calculation, and

(4) further documented the procedures to review, approve and manage changes in the process of estimating LIFO cost for interim periods.

Management and the Audit Commitee have discussed the matters disclosed in this Current Report on Form 8-K with Ernst & Young LLP, the Company's independent registered accounting firm. At this time, management anticipates completing its review of these matters and filing Forms 10-Q/A for each of the interim quarters of fiscal 2008 as soon as reasonably practicable.

Item 7.01 Regulation FD Disclosure.

In accordance with General Instruction B.2. to Form 8-K, the following information shall not be deemed "filed" for purposes of Section 18 of the Securites Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securites Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

On January 22, 2009, the Company issued a press release relating to the matters discussed in Items 2.02 and 4.02 above and providing initial financial guidance for fiscal 2009, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

January 22, 2009	By:	Anthony F. Crudele

Name: Anthony F. Crudele
Title: Executive Vice President - Chief Financial Officer and Treasurer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Exhibit 99.1 Press Release dated January 22, 2009.